U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2009.

American Capital Agency Corp.

(Exact name of registrant as specified in its charter)

DELAWARE	005-84030	26-1701984
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center, 14th Floor Bethesda, MD 20814

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (301) 968-9300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 12, 2009, American Capital Agency Corp. (“AGNC”, or, the “Company”) issued a press release announcing that its Board of Directors has appointed Gary Kain as the Company’s Senior Vice President and Chief Investment Officer effective as of January 26, 2009. Mr. Kain has also been appointed a Vice President of the Company’s manager, American Capital Agency Management, LLC and Senior Vice President and Managing Director of AGNC’s affiliate, American Capital, Ltd. (“American Capital”), and will be based in American Capital’s Bethesda, Maryland home office. Mr. Kain will succeed Russell Jeffrey, who will leave his positions at AGNC to pursue the full time management of Providence Investment Management, LLC. Mr. Jeffrey will continue to serve as a senior advisor to AGNC.

Mr. Kain, 43, most recently served as Senior Vice President of Investments and Capital Markets at Federal Home Loan Mortgage Corporation (“Freddie Mac”) since May 2008. From February 2005 to April 2008, he was Senior Vice President of Mortgage Investments & Structuring at Freddie Mac, during which time he was responsible for managing all of Freddie Mac’s mortgage investment activities for the company’s $700 billion retained portfolio. From 2001 to 2005, Mr. Kain served as Vice President of Mortgage Portfolio Strategy at Freddie Mac. From 1995 to 2001, he served as Head Trader in Freddie Mac’s Securities Sales & Trading Group, where he was responsible for managing all trading decisions including REMIC structuring and underwriting, hedging all mortgage positions, income generation, and risk management. Prior to this time he served as a senior trader, responsible for managing the adjustable-rate mortgage and REMIC sectors. Mr. Kain joined Freddie Mac in 1988.

In addition, Ira Wagner has resigned his position as Executive Vice President of the Company. Mr. Wagner continues to serve as President, European Private Finance, at American Capital.

A copy of the press release issued by the Company on January 12, 2009 is included as Exhibit 99.1 to this Current Report on

Form 8-K.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Exhibit
99.1	Press Release, dated January 12, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CAPITAL AGENCY CORP.

Dated: January 15, 2009	By:	/s/ SAMUEL A. FLAX
Samuel A. Flax Executive Vice President and Secretary

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